UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2008

Applied Materials, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-06920	94-1655526
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3050 Bowers Avenue P.O. Box 58039 Santa Clara, CA	95052-8039
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 727-5555

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a) On September 16, 2008, the Board of Directors (the “Board”) of Applied Materials, Inc. (“Applied” or the “Company”) approved Amended and Restated Bylaws for the Company (the “Restated Bylaws”), effective immediately. The full text of the Restated Bylaws is filed herewith as Exhibit 3.1.

The Restated Bylaws amend the prior bylaws of the Company in the following principal respects:

•	Amend and restate Section 2.5 (Advance Notice of Stockholder Nominees and Other Business) to:

•

Specify that the advance notice provisions shall be the exclusive means for a stockholder to nominate candidates at annual meetings of stockholders (or special meetings of stockholders called to elect directors) or bring other business before an annual meeting of stockholders.

•

Revise the notice period in the event that the date of an annual meeting of stockholders is more than 30 days before or more than 30 days after the first anniversary of the prior year’s annual meeting, so that if the first public announcement of the new annual meeting date is less than 85 days prior to the date of such annual meeting, then the required notice by a stockholder must be given within 10 days of such public announcement.

•	Revise the notice periods in a similar manner with respect to announcements of special meetings and changes in the composition and size of the board of directors.

•

Expand and add additional specificity to the categories of information which the stockholder proponent must provide about the nominee, the proponent and any business proposed by the stockholder, including interests in derivative securities or arrangements with persons holding derivative securities, relationships and/or arrangements with the stockholder’s nominee(s), and information that would enable the board of directors to determine a nominee’s eligibility to serve as an independent director.

•	Effect several additional minor clarifications and revisions to Section 2.5.

•	Amend and restate Section 3.2 (Number of Directors) to:

•	Change the number of authorized directors from not less than eight (8) nor more than twelve (12) members to not less than eight (8) nor more than fourteen (14) members.

Item 8.01	Other Events.

On September 16, 2008, the Human Resources and Compensation Committee (the “Committee”) of Applied’s Board approved certain changes to the compensation of Applied’s non-employee directors. These changes implement the recommendations made by Pearl Meyer & Partners, an independent consulting firm, after its review of current trends and practices at leading U.S. companies and other market data relating to non-employee director compensation.

Equity Compensation

The Committee amended certain provisions of the Applied Materials, Inc. Employee Stock Incentive Plan that provide for performance share grants to Applied’s non-employee directors. The amendment will take effect on October 27, 2008, the first day of Applied’s fiscal year 2009.

The amendment provides for a grant of performance shares (also called “restricted stock units”) equal to $200,000 divided by the fair market value of a share of Applied’s common stock on the grant date (the “Annual Grant”). The Annual Grant automatically will be granted to each of Applied’s non-employee directors on the day of the annual meeting of Applied’s stockholders (each, an “Annual Meeting”). Directors first appointed at a time other than at the Annual Meeting will receive an initial grant that is pro-rated to reflect the period starting with the day of his or her initial appointment and ending on the day of the Annual Meeting (the “New Director Grant”). This New Director Grant will be granted on the day of a non-employee director’s initial appointment.

Prior to the amendment, each non-employee director received 20,000 performance shares upon his or her appointment or election to the Board and an annual grant of 10,000 performance shares on the first business day of the fiscal year following each full fiscal year during which he or she served on the Board.

The vesting schedule for non-employee director performance share awards remains unchanged at 25% on each of the first four (4) annual anniversaries of the grant date, subject to the non-employee director’s continued service. Applied also may provide for continuation or acceleration of vesting upon a non-employee director’s retirement or disability.

In addition, the Committee increased the stock ownership requirements for non-employee directors who will be required to maintain an investment in Applied stock with a value of at least $300,000 instead of $200,000.

Further, in order to encourage long-term ownership of Applied’s common stock, Applied may allow non-employee directors to defer the receipt of shares they would otherwise receive upon vesting of the performance shares.

Retainers and Meeting Fees

In addition, the Committee modified the annual retainer and Board meeting fee structure for non-employee directors. Beginning with fiscal year 2009, non-employee directors will receive an annual retainer of $65,000 but will receive no Board meeting fees. Currently, non-employee directors receive an annual retainer of $40,000 and a fee of $3,000 per Board meeting. Based on the average number of Board meetings held in the past few years, these changes are expected to result in approximately the same level of compensation as that under the current retainer and Board meeting fee structure. The additional retainers for non-employee directors who act as committee chairs and/or as lead independent director will remain the same. The committee meeting fee will remain unchanged at $2,000 per meeting.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

3.1	Amended and Restated Bylaws of Applied Materials, Inc., effective September 16, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Applied Materials, Inc.
(Registrant)

Date:	September 19, 2008	By:	/s/ JOSEPH J. SWEENEY
Joseph J. Sweeney
Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Bylaws of Applied Materials, Inc., effective September 16, 2008.